Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the incorporation by reference in the Registration Statement of CUI Global, Inc. on Form S-8 (File No. 333-163205) of our report dated March 31, 2014 except for Notes 4, 6 and 15 as to which the date is May 13, 2014 and Note 15 which the date is March 16, 2015 with respect to the consolidated financial statements for the year ended December 31, 2013 of CUI Global, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.

Certified Public Accountants

Boynton Beach, Florida

March 14, 2016